Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

This document is a composite conformed copy of the Restated and Amended Richards Bay Chloride Slag Sales Agreement by and between Richards Bay Titanium (Proprietary) Limited (acting through its sales agent) and Kronos (US), Inc. effective January 1, 2016, as amended through Amendment dated February 13, 2026 (and effective January 1, 2026) between Richards Bay Titanium (Proprietary) Limited (acting through its sales agent Rio Tinto Iron and Titanium Canada Inc.) and Kronos (US), Inc.

RICHARDS BAY CHLORIDE SLAG SALES AGREEMENT

THIS RESTATED AND AMENDED AGREEMENT is made as of January 21, 2016 but effective January 1, 2016 by and between RICHARDS BAY TITANIUM (PROPRIETARY) LIMITED, a South African Corporation with offices at Richards Bay, KwaZulu Natal, South Africa (hereafter "RBT") (acting through its sales agent RIO TINTO IRON & TITANIUM LIMITED a corporation with offices at 6 St. James's Square, London, SW1Y 4AD, United Kingdom (hereinafter "RIT")) and KRONOS (US), INC., a Delaware corporation with offices at Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, U.S.A. (hereafter "Buyer") (herein the "Agreement").

WITNESSETH

WHEREAS:

A.	RBT is a significant producer of titanium bearing slag and Buyer is a significant consumer of titanium bearing slag of the type produced by RBT;

B.	RIT is the exclusive sales and marketing agent for RBT;

C.	The parties are desirous of entering into a new Richards Bay Chloride Slag Sales Agreement (i) where the manufacture and purchase of a [***] of product is established for the mutual benefit of enhancing predictability of the operations of each of the parties and (ii) that remains in effect through the peaks and troughs of the TiO2 and feedstock market cycles, and establishes a pricing mechanism that [***] of Buyer's chloride slag requirements; and

D.	The parties entered into a Richards Bay Slag Sales Agreement dated November 17, 2011 (the "Previous Agreement") and that such agreement and all subsequent amendments are hereby terminated and superseded by this Agreement effective January 1, 2016.

NOW, THEREFORE, for and in consideration of the covenants and conditions herein contained, the parties hereto agree as follows:

ARTICLE I. SCOPE

RBT agrees to sell and deliver, and Buyer agrees to buy and take delivery of chloride grade titanium bearing slag, produced by RBT at Richards Bay, South Africa (hereinafter called "Product"), in the quantities and at the times hereinafter specified.

ARTICLE II. DEFINITIONS

Unless otherwise indicated, a "ton" is a metric ton of one thousand kilograms dry weight, a "month," a "quarter" and a "year" are a calendar month, a calendar quarter and a calendar year, respectively, "dollars," "cents" and the dollar and cent signs ("$" and "0") refer to lawful money of the United States of America, "Official Samples" has the meaning given to it in Article XI, all percentages are based on dry weights.

ARTICLE III.  TERM

A.	This Agreement shall be for a term ending on December 31, 2028 (the “Initial Term”). Thereafter the Agreement shall automatically be extended for two-year periods (each a “Renewal Term”), unless and until terminated in writing by either Party as of the expiration of the Initial Term or any subsequent Renewal Term by either Party providing written notice of such termination not less than twelve (12) months prior to the expiration of the Initial Term or any subsequent Renewal Term.

B.	Notice of Termination

1.	In the event that either Party shall become bankrupt, insolvent, commit any act of bankruptcy or insolvency, or compromise with its creditors, then the other Party shall have the option, without notice or demand, to terminate this Agreement or, at its option, to require specific performance and demand damages hereunder to the extent such performance does not occur. The preceding rights are without prejudice to any other rights and remedies as are available to the Parties hereunder or otherwise under the law.

2.	2.In the event of termination of this Agreement in accordance with the terms herein, Articles XII, XVIII and XXII shall survive termination, and each Party shall retain any accrued rights and remedies, including any rights and remedies it has or may have against the other Party in respect of any past breach of this Agreement.

ARTICLE IV. QUANTITY

During the 2026 calendar year, Seller agrees to sell and deliver, and Buyer agrees to buy and take delivery of a minimum of [***] of Buyer’s purchase requirements for Product, in the quantities and at the times specified by Buyer in accordance with the terms of this Agreement.

During the 2027 calendar year and subsequent calendar years, Seller agrees to sell and deliver, and Buyer agrees to buy and take delivery [***] for titanium feedstock used in its chloride processes, in the quantities and at the times specified by Buyer [***]. Seller agrees to make an additional [***] Product available to Buyer and Buyer agrees to purchase said additional quantity of Product provided prices are mutually agreed by the parties. [***].

For the calendar year 2026 and subsequent calendar years, by November 1 of each calendar year, Buyer shall provide RBT with a written non-binding annual forecast of its Product needs for Product to be delivered in the following calendar year (the “Annual Forecasted Quantity”).

During the term of this Agreement, by the 1st day of the month immediately prior to the upcoming calendar quarter, Buyer shall provide RBT with a written [***] forecast of its minimum Product needs for Product to be delivered [***].

During the term of this Agreement, by the 1st day of the month immediately prior to the upcoming month, Buyer shall provide RBT with a written non-binding updated annual forecast of its Product needs for Product to be delivered during the current calendar year.

For the 2026 calendar year, the Annual Forecasted Quantity of Product is [***].

If Buyer desires to purchase quantities of product in excess of the Annual Forecasted Quantity, RBT shall use reasonable best efforts to ensure such quantities are available for delivery to Buyer.

Any mutually agreed shipping schedule for the purpose of scheduling deliveries of Product shall be non-binding and revisions to the shipping schedule may, with reasonable notice, be requested by either Party. Under such circumstances, the Parties shall use commercially reasonable efforts to assist each other with any reasonable requests for revisions to the shipping schedule and negotiate in good faith to address the requested changes.

ARTICLE V. PRICE

A.	Feedstock Pricing

1.	For the 2026 calendar year, the purchase price (the “Purchase Price”) for Product shall be as follows:

[***]

2.	Commencing July 1, 2026, the Purchase Price [***] shall be calculated in accordance with Annex 1, [***].

B.	Price Adjustment for TiO2 Content. The Purchase Price established under this Article V.A is for Product containing [***]% titanium dioxide (“TiO2”) content. If the TiO2 content of Product exceeds [***]%, the Purchase Price shall be [***] of the Purchase Price for each increment of [***]% or part thereof by which the TiO2 content exceeds [***]%. If the TiO2 content of Product is less than [***]%, the Purchase Price shall be [***] of the Purchase Price for each decrement of [***]% or part thereof by which the TiO2 content is less than [***]% but greater than [***]%.

C.	Price Adjustment for Product Sizing

1.	In the event the sizing of the Product shipments exceeds the specifications set forth below, the Purchase Price shall be adjusted [***]:

[***]

2.	Price adjustments pursuant to sizing shall be made on an individual shipment.

ARTICLE VI. SHIPMENTS

A.	Shipments shall be as ordered by and pursuant to the instructions of Buyer as the same shall be agreed to by RBT. Buyer shall obtain any import licenses or other documents that may be required to import Product into the country of destination. RBT shall obtain any export license or other documents that may be required to export product from South Africa.

B.	RBT and Buyer shall agree on a shipping schedule whereby deliveries are spread more or less evenly throughout the year on a quarterly basis. Buyer shall arrange for and furnish a bulk cargo vessel (herein called "Buyer's Vessel") for each shipment. Notwithstanding the agreed shipping schedule, Buyer must request STEM (as defined in Article VI.D. below) for a specific tonnage from RBT and RBT must confirm STEM in respect of each shipment at least forty-five (45) days prior to the arrival of Buyer's Vessel in Richards Bay.

Buyer shall provide RBT with a notice of arrival of each of Buyer's Vessels at least two (2) weeks prior to its estimated time of arrival at Richards Bay.

C.	In the event RBT has given STEM to Buyer and if Product is not available for loading at the stockpile area provided by S.A. Port Operations on the date for which STEM has been given and if demurrage or dead freight is incurred as a result of such non-availability, RBT shall pay Buyer demurrage and/or dead freight at the rate specified or determined between Buyer and the shipping company under the Charter Party. In arranging for any Buyer's Vessel, Buyer will use its best efforts to have the terms of the Charter Party permit RBT, in the case of a shortfall of Product at the Richards Bay dock, to elect between having Buyer's Vessel:

a)	wait for arrival of Product at docks and thereby incur demurrage up to the expiration of time stipulated or determined under the charter party (and incur dead freight if a shortfall is not cured eventually); or

b)	load a portion of a shipment of Product and thereby incur dead freight.

In order to facilitate RBT's decision, Buyer shall promptly advise RBT, on request, of the applicable demurrage or dead freight rates.

D.	The word "STEM", as used in this Article VI shall mean the confirmation of availability of sufficient Product for a particular shipment, at Richards Bay Harbour, on a given date or period to be stated when stem is requested and given.

E.	In no event shall RBT be liable for any losses, cost or damages in excess of such demurrage or dead freight rates except as provided for in Article XVI hereof or in the event of non-availability of product as defined in this Article VI.

ARTICLE VII. TITLE AND RISK OF LOSS

Except for Product shipped to the Warehouse or the Silos, for which title and risk of loss shall pass in accordance with Schedule 1, title to and risk of loss in Product shall pass to Buyer upon passing the ship's rail of Buyer's Vessel at the loading dock at the Port of Richards Bay, South Africa. Once the title to and risk of loss in Product has passed to Buyer, RBT shall not be responsible for any losses or damages of any kind and howsoever arising in connection with Product or otherwise, except as expressly provided in this Agreement.

ARTICLE VIII. PAYMENT

[Effective through December 31, 2026]

A. PAYMENT FOR PRODUCT SHIPPED TO THE WAREHOUSE (CONSIGNMENT).

The following payment terms shall apply to all Product shipped to the Warehouse (as defined in the Consignment Stock Terms attached hereto as Schedule 1 (the “Consignment Terms”)):

1.	Regular Invoicing and Payments for Product shipped to the Warehouse. Upon shipment of Product to the Warehouse, RBT shall supply the following documents:

a.	Surveyor's certificate of mass (weight certificate);
b.	Full set of clean onboard ocean bills of lading covering the shipment by the cargo vessel in question, designating "Richards Bay Titanium (Proprietary) Limited" as shipper and Buyer as consignee or any other affiliated company designated by Buyer as consignee; and
c.	Such other documents and papers as may be required to clear Product for shipment from South Africa to the port of destination.

The above-mentioned documents shall be couriered to Buyer or such affiliated company as Buyer shall have designated in accordance with Article XIX. RBT shall accept payment from Buyer or any of Buyer's affiliated companies, but Buyer shall be primarily and separately liable for all sums due under this Agreement.

2.	On receipt of Buyer’s declaration Product withdrawn from the Warehouse on the first working day after the end of the month, RBT shall issue a commercial invoice covering the volume of Product withdrawn during the month, based on the assumption that the TiO2 content of the Product is [***], with the invoice date being the first day of the month.

3.	Unless otherwise agreed, payment for the Product shall be made by Buyer or a Related Entity in U.S. dollars by telegraphic transfer to RBT, to such the account identified in clause B.1. below within [***] of date of Seller’s invoice in respect of the Buyer’s usage declaration. Seller shall make its best efforts to complete the analysis of the Official Sample of a shipment prior to arrival of such shipment at the Consignment Stock Area (as defined in the Consignment Terms). Adjustments for TiO2 content of Product sold under the consignment arrangement as defined in the Agreement, shall occur on a first in first out basis and be included in Seller’s commercial invoice.

4.	RBT shall accept payment from Buyer or any of Buyer’s Related Entity, but Buyer shall remain primarily and separately liable for all sums due under this Agreement that are not paid by such Related Entities.

B.	PAYMENT FOR PRODUCT SHIPPED TO LOCATIONS OTHER THAN THE WAREHOUSE.

The following payment terms shall apply to all Product shipped to locations other than the Warehouse:

1.	Regular Payments. Unless otherwise agreed, payment in U.S. dollars shall be made by Buyer by telegraphic transfer to RBT's account #[***], naming Richard Bay Titanium as beneficiary, or such other account as RBT shall notify Buyer, within [***] of the Bill of Lading date. RBT shall supply the following documents:

a.	RBT's commercial invoice covering the shipment, based on the assumption that the Ti02 content of Product is [***]%;
b.	Surveyor's certificate of mass (weight certificate);
c.	Full set of clean onboard ocean bills of lading covering the shipment by the cargo vessel in question, designating "Richards

Bay Titanium (Proprietary) Limited" as shipper and Buyer as consignee or any other affiliated company designated by Buyer as consignee; and
d.	Such other documents and papers as may be required to clear Product for shipment from South Africa to the port of destination.

The above mentioned documents shall be couriered to Buyer or such affiliated company as Buyer shall have designated in accordance with Article XIX. RBT shall accept payment from Buyer or any of Buyer's affiliated companies, but Buyer shall be primarily and separately liable for all sums due under this Agreement.

2.	Final Invoice and Payment. Any price adjustment which may be necessary as a result of the outcome of RBT's analysis of the Official Sample shall be embodied in a final invoice that will be forwarded to Buyer along with the certificate of analysis signed by RBT within [***] of completion of loading. In the event of a debit to Buyer, the final invoice shall be presented, and payment by Buyer shall be effected, in the same manner as detailed in Article VIII.B.1. above. In the event of a credit to Buyer, RBT shall remit the relevant amount to Buyer by telegraphic transfer within [***] of the date of the final invoice.

C.

Other Invoices and Payments. Payment of other amounts due hereunder, such as the fees referred to in Articles XI.B.2 and XI.C.5 shall be made by Buyer to RBT within [***] of Buyer's receipt of an invoice for such amounts.

[Effective commencing January 1, 2027]

A. PAYMENT FOR PRODUCT SHIPPED TO THE (i) WAREHOUSE OR (ii) SILOS (CONSIGNMENT).

The following payment terms shall apply to all Product shipped to the (i) Warehouse or (ii) Silos (as defined in the Consignment Stock Terms attached hereto as Schedule 1 (the “Consignment Terms”)):

1.	Regular Invoicing and Payments for Product shipped to the (i) Warehouse or (ii) Silos. Upon shipment of Product to the (i) Warehouse or (ii) Silos, RBT shall supply the following documents:

a.	Surveyor's certificate of mass (weight certificate);
b.	Full set of clean onboard ocean bills of lading covering the shipment by the cargo vessel in question, designating "Richards Bay Titanium (Proprietary) Limited" as shipper and Buyer as consignee or any other affiliated company designated by Buyer as consignee; and
c.	Such other documents and papers as may be required to clear Product for shipment from South Africa to the port of destination.

The above-mentioned documents shall be couriered to Buyer or such affiliated company as Buyer shall have designated in accordance with Article XIX. RBT shall accept payment from Buyer or any of Buyer's affiliated companies, but Buyer shall be primarily and separately liable for all sums due under this Agreement.

2.	On receipt of Buyer’s declaration Product withdrawn from the (i) Warehouse or (ii) Silos on the first working day after the end of the month, RBT shall issue a commercial invoice covering the volume of Product withdrawn during the month, based on the assumption that the TiO2 content of the Product is [***], with the invoice date being the first day of the month.

3.	Unless otherwise agreed, payment for the Product shall be made by Buyer or a Related Entity in U.S. dollars by telegraphic transfer to RBT, to such the account identified in clause B.1. below within [***] of date of Seller’s invoice in respect of the Buyer’s usage declaration. Seller shall make its best efforts to complete the analysis of the Official Sample of a shipment prior to arrival of such shipment at the Consignment Stock Area (as defined in the Consignment Terms). Adjustments for TiO2 content of Product sold under the consignment arrangement as defined in the Agreement, shall occur on a first in first out basis and be included in Seller’s commercial invoice.

4.	RBT shall accept payment from Buyer or any of Buyer’s Related Entity, but Buyer shall remain primarily and separately liable for all sums due under this Agreement that are not paid by such Related Entities.

B.	PAYMENT FOR PRODUCT SHIPPED TO LOCATIONS OTHER THAN THE (i) WAREHOUSE OR (ii) SILOS.

The following payment terms shall apply to all Product shipped to locations other than the (i) Warehouse or (ii) Silos:

1.	Regular Payments. Unless otherwise agreed, payment in U.S. dollars shall be made by Buyer by telegraphic transfer to RBT's account #[***], naming Richard Bay Titanium as beneficiary, or such other account as RBT shall notify Buyer, within [***] of the Bill of Lading date. RBT shall supply the following documents:

a.	RBT's commercial invoice covering the shipment, based on the assumption that the Ti02 content of Product is [***]%;
b.	Surveyor's certificate of mass (weight certificate);
c.	Full set of clean onboard ocean bills of lading covering the shipment by the cargo vessel in question, designating "Richards Bay Titanium (Proprietary) Limited" as shipper and Buyer as consignee or any other affiliated company designated by Buyer as consignee; and
d.	Such other documents and papers as may be required to clear Product for shipment from South Africa to the port of destination.

The above mentioned documents shall be couriered to Buyer or such affiliated company as Buyer shall have designated in accordance with Article XIX. RBT shall accept payment from Buyer or any of Buyer's affiliated companies, but Buyer shall be primarily and separately liable for all sums due under this Agreement.

2.	Final Invoice and Payment. Any price adjustment which may be necessary as a result of the outcome of RBT's analysis of the Official Sample shall be embodied in a final invoice that will be forwarded to Buyer along with the certificate of analysis signed by RBT within [***] of completion of loading. In the event of a debit to Buyer, the final invoice shall be presented, and payment by Buyer shall be effected, in the same manner as detailed in Article VIII.B.1. above. In the event of a credit to Buyer, RBT shall remit the relevant amount to Buyer by telegraphic transfer within [***] of the date of the final invoice.

C.	Other Invoices and Payments. Payment of other amounts due hereunder, such as the fees referred to in Articles XI.B.2 and XI.C.5 shall be made by Buyer to RBT within [***] of Buyer's receipt of an invoice for such amounts.

ARTICLE IX. SPECIFICATIONS

A.	The Product shall contain at least [***]%, but typically [***]% equivalent TiO2 by weight, determined as set forth in Article XI hereof.

B.The Product shall meet the following specifications:

[***]

C.The product shall meet the following typical sizing specifications:

[***]

D.	The specifications set out in Article IX.A., IX.B. and IX.C. shall be referred to in this Agreement as the "Specifications".

ARTICLE X. WARRANTY

A.	RBT warrants that Product sold and delivered hereunder shall conform to the Specifications set forth in Article IX, hereof.

B.	In the event that any Product sold and delivered hereunder does not conform to said Specifications and in the event the parties are unable to agree on an equitable adjustment, RBT shall, at its cost and expense, including freight, insurance and handling costs, remove or otherwise dispose of such nonconforming Product from Buyer's location and replace it with an equivalent quantity of Product at Buyer's plant which meets the Specifications within [***]. RBT's obligation to remove or dispose of and replace nonconforming Product shall not be applicable in the event Buyer fails to give notice to RBT of such nonconforming Product as provided for in Article XI. Buyer may terminate the Agreement should RBT fail to deliver conforming Product within [***].

The warranty and remedy expressed in this Article X is the sole and exclusive warranty made by RBT with respect to the Product to be delivered under this Agreement. RBT makes no other warranty, express, implied (including any warranty of merchantability or fitness for a particular purpose), statutory or otherwise.

C.	RBT shall not be responsible for any damage, direct, indirect, consequential or incidental relating directly or indirectly to the use, sale and/or resale of any Product. RBT's sole obligation in the event of delivery of nonconforming Product shall be that set forth in this Article X. Buyer agrees to indemnify and hold RBT harmless from and against any claims, losses, damages, costs, expenses or liability of whatsoever nature from third parties arising out of or in connection with such use, sale and/or resale of any Product.

ARTICLE XI. INSPECTION, WEIGHING, SAMPLING AND ANALYSIS

A.	Inspection and Weighing. Inspection of Buyer's Vessels' holds for cleanliness and protection and determination of weight of Product loaded aboard Buyer's Vessel, by draft survey, will be made by Capt. G.A. Chettles & Assoc., a registered independent surveyor, or such other inspector acceptable to RBT and Buyer. The cost of such surveys shall be borne equally by RBT and Buyer and shall be included in RBT's commercial invoice referred to in Article VIII.A.1. Such surveyor shall be entitled to reject any vessel not found to be suitable for loading of Product, provided such surveyor sends to Buyer, by facsimile, the reasons for such rejection and his certification that the Buyer's Vessel as presented would not adequately protect the Product from contamination. Such rejection shall be for Buyer's account. Such surveyor shall determine the weight of Product loaded aboard Buyer's Vessel. The Product weight so determined, which includes moisture, shall, on the basis of the analyses of the Official Samples then be adjusted for the moisture content. The resulting dry weight shall be the basis on which Product is invoiced for payment.

B.	Sampling. Each shipment of Product delivered to Buyer's Vessel at Richards Bay shall be sampled by an independent testing company, Bureau Veritas or such other independent testing laboratory acceptable to both parties. Such independent laboratory shall take and distribute representative samples (hereinafter called "Official Samples") from each shipment in accordance With the "Sampling and Sample Preparation Procedure", set forth in Exhibit "A," Procedure "SAM 78," attached hereto and made a part hereof.

The fees for services of such independent testing laboratory shall be paid for equally by RBT and Buyer and shall be included in RBT's commercial invoice referred to in Article VIII.

C.Analysis

1.	Methods of Analysis. All analyses shall be made by the methods outlined in Exhibit "B" Procedure "SAM 004", Exhibit "C" Procedure "SAM 124", Exhibit "D" Procedure "SAM 051", Exhibit "E" Procedure "SAM 079" and Exhibit "F' Procedure "SAM 008" which are attached hereto and made a part hereof, or by such other methods as RBT shall consider appropriate provided that the results obtained from such other methods are consistent with the results which would be obtained by using the methods outlined in the above-mentioned exhibits.

2.	Analysis by RBT. RBT shall analyze the Official Samples and the results of such analysis for each shipment shall be provided to Buyer not later than thirty (30) days following the date of such shipment.

3.	Analysis by Buyer. Buyer may, but shall not be obligated to, analyze the Official Samples. Unless Buyer notifies RBT within [***] of receipt of an Official Sample that Buyer's analysis indicates that Product fails to meet Specifications or that the TiO2 content is more than [***] different from RBT's analysis, the results of RBT's analysis shall be final and conclusive.

4.	Umpire Procedure. Should Buyer's analysis of the Official Sample indicate that Product does not meet Specifications or that the TiO2 content of Product is more than [***] different from RBT's analysis, Buyer may so advise RBT and RBT shall request the independent testing laboratory referred to above to forward for analysis its retained Official Sample to such umpire analyst (being an independent testing laboratory) as shall be agreed to from time to time by the parties. The parties hereby agree at this time for this purpose that Inspectorate Griffith Limited, 2 Perry Road, Witham, Essex, CM8 3TU, U.K. shall be the initial umpire analyst. The umpire shall analyze the Official Sample in accordance with the methods outlined in the Exhibits referred to in Article XI.C.

5.	Settlement. The umpire's analysis as to TiO2 content and that of Buyer or RBT, whichever is in closer agreement, shall be averaged as the basis for final settlement; provided that if the umpire's analysis lies exactly halfway between Buyer's and RBT's analyses, the umpire's analysis shall be the basis for final settlement.

If such final basis for settlement results in a price adjustment in accordance with the procedure described in Article V of this Agreement, RBT shall issue a credit or debit invoice as the case may be. If an umpire's analysis is required on any Specification other than Ti02, the umpire's analysis and that of Buyer or RBT, whichever is in closer agreement, shall be averaged as the basis for final settlement; provided that if the umpire's analysis lies exactly halfway between the Buyer's and RBT's analyses, the umpire's analysis shall be the basis for final settlement. If such analysis determines that Product does not meet each of such Specifications, the parties shall proceed as described in Article IX.B. of this Agreement. The cost of an umpire's analysis shall be paid by the party whose analysis varies most from the umpire's analysis unless such variations are equal and then the cost shall be borne equally by the parties.

D.

Revision of Sampling and Analytical Procedures. The procedures set forth in the Exhibits referred to in this article are believed to be the most satisfactory ones now available. However, better procedures may become available. Each of said Exhibits may be revised from time to time, without formal amendment to this Agreement; provided that each such revision shall require the written approval of Buyer and RBT.

ARTICLE XII. ARBITRATION

Any dispute between the parties hereto arising out of or in any way connected with this Agreement, its negotiation, performance, breach, existence or validity shall, unless settled by mutual agreement or conciliation and failing settlement thereunder, be referred for final and binding arbitration, in London, England, under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall be presided over by three arbitrators of which RBT shall appoint one and Buyer shall appoint another, and the two appointed arbitrators shall appoint the Chairman of the arbitral tribunal within thirty (30) days following their appointment by the parties hereto, failing which the Chairman shall be appointed by the International Court of Arbitration of the International Chamber of Commerce. The language of the arbitration and all documents submitted therein shall be in English.

ARTICLE XIII. TAXES AND DUTIES

All South African taxes and duties now or hereafter imposed during the term of this Agreement shall be for the sole account of RBT. All taxes and duties now or hereafter imposed on the import of the Product during the term of this Agreement shall be for the sole account of Buyer.

ARTICLE XIV. PATENTS

A.	RBT agrees to protect and hold Buyer harmless against any and all claims that Product in the state or form as sold under this Agreement infringes or allegedly infringes any Product claims of any South African or United States patent owned by third parties. RBT will, at its own cost and expense, defend any and all suits which may be brought against Buyer on account of said infringement of such patent or patents, and RBT shall pay any and all fees, costs and damages awarded in said suits; provided, however, that the total liability for damages under this Article XIV shall in no event exceed the aggregate sales price of Product sold to Buyer during the year in which such infringement commenced.

B.	RBT's obligations pursuant to Article XIV shall be conditional upon Buyer giving prompt notice to RBT of any claims by third parties of any such alleged infringement and of all information available to Buyer in respect of such alleged infringement or claim.

ARTICLE XV. FORCE MA.IEURE

In the event of any contingency which is beyond the reasonable control of RBT or Buyer including, but not limited to (i) any strike, lockout, industrial dispute, difference with workmen, accident, fire, explosion. earthquake, flood, mobilization, war (whether declared or undeclared), act of any belligerent in any such war, civil commotion, political demonstration or disturbance, riot, rebellion, revolution or blockage, (ii) any requirement, regulation, restriction, intervention, or other act of any Government, whether legal or otherwise, (iii) any inability to secure or delay in securing export licenses or import licenses, cargo space or other transportation facilities necessary for the shipment or receipt of Product or fuel or other supplies or material including but not limited to water, ilmenite ore or electric power necessary for the operation of the mines and plants where Product is produced or consumed, (iv) any delay in or interruption to transportation by rail, water or otherwise, (v) any damage to or destruction of such mines or plants or any breakdown of plants or machinery of RBT or Buyer, or (vi) any other contingency which is beyond the reasonable control of RBT or Buyer, whether or not of the nature or character hereinbefore specifically enumerated, but excluding market conditions of any nature, which event delays or interferes with the performance of this Agreement or the consumption of Product, in spite of the affected parties' bona fide efforts to mitigate such event, then such event shall be considered sufficient justification for delay in making shipment or delivery or taking delivery or performance hereunder (other than the payment of money), in whole or in part, until such event ceases to exist, and this Agreement shall be deemed suspended for so long as such event delays or interferes with the performance hereof, provided that prompt notice (normally within one week of the occurrence of the event) of the commencement and end of any such event is given by the party affected to the other party. Any delay or interference which affects RBT' s supply of Product to customers shall entitle RBT to allocate equitably any available Product among customers in its discretion. During the pendency of any Force Majeure declared by RBT, Buyer [***] for such year shall be adjusted accordingly.

Anything to the contrary hereinabove notwithstanding, if such event occurs, the obligation of RBT to sell and deliver and of Buyer to buy and to take delivery of Product with respect to any year shall terminate unless otherwise agreed between the parties at the end of the year as to quantities of Product which have not been loaded aboard Buyer's Vessel at Richards Bay, by the end of the year due to such event. Nothing contained in this Article shall require Buyer to pay for, or RBT to make up or compensate for, any Product not delivered due to application of this Article. Either party may terminate the Agreement if such event continues for more than one hundred and eighty (180) days.

ARTICLE XVI. DEFAULT & LIMITS OF LIABILITY

For purposes of Article XVI, a "default" shall mean any failure by either party to make any payment when due or to perform any obligation under or pursuant to this Agreement for any reason other than an event of Force Majeure as defined in Article XV.

No default shall be deemed to have occurred unless the party in default shall have first been given written notice of such default and shall have failed to cure such default within thirty (30) days in the event of a failure to pay and in all other events, within sixty (60) days after receipt of such written notice.

In the event of a default arising from a breach of Buyer's duty to pay for Product delivered or for the total quantity of Product to be purchased in any particular year, RBT shall have the right to seek damages for all loss or damage actually sustained as a direct result of the default. In addition, RBT shall have the right (subject to Buyer's right to cure its default pursuant to this

Article) to terminate this Agreement forthwith by providing notice to such effect to Buyer. Notwithstanding anything contained herein to the contrary, in no event shall Buyer be liable for consequential, indirect or special damages as a result of a default for failure to pay under this Agreement.

In the event of any default by RBT arising from a failure to deliver Product pursuant to this Agreement, RBT (subject to RBT's rights to cure its default pursuant to this Article) shall compensate Buyer for all loss or damage actually sustained as a direct result of the failure to deliver but excluding indirect, consequential, punitive or contingent damages of the default Buyer may suffer therewith including, but not limited to, loss of revenue or profits as a result of Buyer's inability to operate, or shutdown of its operations, loss of use of equipment, or cost of substitute equipment, claims of third parties, and the like.

ARTICLE XVII. WAIVER OF DEFAULT

Any failure by either party to give notice in writing to the other party of any breach or default in any terms or conditions of this Agreement shall not constitute a waiver thereof, nor shall any delay by either party in enforcing any of its rights hereunder be deemed a waiver of such rights nor shall a waiver by either party of any defaults of the other party be deemed a waiver of any other or subsequent defaults.

ARTICLE XVIII. CONFIDENTIALITY

This Agreement and information obtained by one party from the other by virtue of this Agreement, shall remain confidential and shall not be disclosed to any third party without the prior written consent of the other party, unless such information is publicly available, or previously known to the recipient or is required to be disclosed by law.

ARTICLE XIX. NOTICES

Any notice to be given to any party under the terms of this Agreement shall be deemed to have been delivered by courier service or transmitted by telefax and subsequently confirmed by prepaid registered mail to the respective addresses or telefax numbers given below:

TO RBT:	c/o Rio Tinto Iron and Titanium Ltd.

St James’s Square

London, SW1Y 4AD

United Kingdom

Telefax:  (44) 20 7781 1819

Attention:  General Manager Sales & Marketing, Ti02 Products

TO BUYER:	Kronos (US) Inc.

c/o KRONOS INTERNATIONAL, Inc.

Peschstrasse 5

D-51373 Leverkusen

Germany

Telefax:  (49) 214 401 526

Attention:  Vice President Purchasing

or to such other address as the addressee shall have previously furnished in writing to the addressor. All notices shall be deemed to have been received on the day of delivery, if delivered by courier service or on the day of transmission, if sent by telefax, during normal business hours (9.00am to 5.00pm) of the recipient, failing which, such notice shall be deemed to have been received on the next business day.

ARTICLE XX. ASSIGNMENT

Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be reasonably withheld or delayed. The preceding sentence shall not apply to assignments made to parents, subsidiaries, or related corporations, partnerships or other entities of the parties hereto, providing that the party executing this Agreement shall remain primarily responsible for performance of its obligations hereunder unless such is waived in writing by the other party. Buyer may also assign its rights or obligations under this Agreement without prior written consent of RBT to an unrelated financially capable purchaser of all or essentially of Buyer's TiO2 pigment business, provided that the assignee agrees to assume all of Buyer's duties and obligations hereunder and Buyer agrees to and shall remain secondarily responsible for performance of its obligations hereunder unless such is waived in writing by RBT.

Seller’s Obligation to Assign. Notwithstanding the foregoing, in the event Seller sells, transfers, or disposes of all or substantially all of the assets or operations related to the production or supply of the Product (a “Business Transfer”), Seller shall cause the transferee or acquirer of such assets or operations to assume all of Seller’s rights and obligations under this Agreement in a writing reasonably satisfactory to Buyer. Failure by Seller to secure such assumption shall constitute a material breach of this Agreement.

Buyer’s Termination Right upon Seller Change of Control. In the event of (i) any assignment by Seller, (ii) a Business Transfer, or (iii) a Change of Control of Seller (defined as the acquisition of more than 50% of the voting equity or control of the board of directors of Seller by a third party), Buyer shall have the right, but not the obligation, to terminate this Agreement upon 180-days’ prior written notice to Seller or its successor, where such written notice shall be provided not later than 180 days following receipt of written notice of such transaction from Seller. Seller shall provide Buyer with at least 60 days’ prior written notice of any such proposed transaction to allow Buyer to evaluate its options.

Notwithstanding anything to the contrary herein, Seller may assign its right to receive payment of monies due or to become due under this Agreement solely in connection with a factoring, securitization, or receivables financing transaction, provided that:

1.	No Delegation of Obligations: Such assignment shall apply only to the right to payment and shall not assign, delegate, novate, or transfer any of Seller’s performance obligations or other rights under this Agreement. Seller shall remain fully liable for the performance of all obligations under this Agreement.

2.	Preservation of Buyer’s Rights: Any such assignment shall be subject to all of Buyer’s rights under this Agreement, including but not limited to rights of set-off, deduction, recoupment, and defenses against payment for non-conforming goods or services.

3.	No Increased Burden: The assignment shall not result in any additional cost, expense, or administrative burden to Buyer.

4.	Discharge of Liability: Buyer’s payment to the assignee (upon receipt of proper written notice directing such payment) shall fully discharge Buyer’s payment obligation to Seller for the applicable amount.

5.	Notice Requirements: Seller must provide Buyer with at least thirty (30) days’ prior written notice of any such assignment, which notice must clearly specify payment instructions.

ARTICLE XXI. ENTIRE AGREEMENT, AMENDMENT, MODIFICATION

This Agreement states the entire understanding between the parties hereto with respect to the subject matter hereof, and there are no agreements or understandings, oral or written, expressed or implied with reference to the subject matter hereof that are not merged herein or superseded hereby. This Agreement may not be changed, modified or supplemented in any manner orally or otherwise except by an instrument in writing signed by a duly authorized representative of each of the parties hereto. The parties recognize that, for administrative purposes, documents such as purchase orders, acknowledgements, invoices and similar documents may be used during the term of this Agreement. In no event shall any term or condition contained in any such administrative documents be interpreted as amending or modifying the terms of this Agreement whether such administrative documents are signed or not.

ARTICLE XXII. GOVERNING LAW

This agreement shall be governed by and construed under the laws of England and Wales, in all respects, including construction, validity and performance to the exclusion of the United Nations Convention on International Sale of Goods and excluding any choice of law rules that would apply the law of any other jurisdiction.

ARTICLE XXIII. COMPLIANCE

A. Business Standards.  RBT must comply at all times with the Rio Tinto Business Standards. The Buyer must comply at all times with its own policies, standards and corporate governance guidelines, including the documents found in the Corporate Governance section of the Buyer’s website at https://www.kronosww.com/ethics/.

A. Sanctions. Each Party represents and warrants that neither it nor any of its Related Entities nor any of their directors, employees, agents or representatives:

(i)	is or will become a Restricted Party;
(ii)	will resell or deliver the Product, directly or indirectly, to a Restricted Party;
(iii)	will tranship or transit the Product through a country/territory that is the target of country-wide sanctions (currently including Cuba, Iran, North Korea, Syria and Crimea region of Ukraine and subject to change of the Sanctions;
(iv)	will make payment to or receive payment from, directly or indirectly, any Restricted Party in connection with the Product or transportation thereof which may cause either Party to breach any Sanctions or to be exposed to adverse action under any Sanctions (whether under secondary sanctions or otherwise); or
(v)	otherwise will transact with any Restricted Party, directly or indirectly, or in violation of the Sanctions in connection with the purchase or sale of the Product.

Each Party must comply with all applicable Sanctions.

The Buyer further represents and warrants that the Product will not be transported on a vessel or by other carrier owned, operated, flagged or chartered by any Restricted Party. The Seller shall have the right to reject any transaction in which the Buyer proposes to or in fact sells, resells, or delivers the Product to or for a Restricted Party, directly or indirectly. Each Party shall have the right to reject any transaction in which any

Restricted Party will otherwise provide services in support of, or benefit from, this Agreement, directly or indirectly. The breaching Party shall be liable to the other Party for any costs, expenses, damages or delays as a result of the non-breaching Party exercising its right to reject a transaction under this Article XXIII.

C. No Corrupt Practices.

(a) Each Party represents and warrants to the other Party, in relation to this Agreement, that neither it nor any of its personnel or Related Entities has directly or indirectly offered or given, or will offer or give, anything of value to any Person (whether government official or otherwise):

(i)	to reward or induce the improper performance of any function or activity relating to this Agreement or the transactions contemplated hereby, including where it is known or believed that the acceptance of the offer or thing of value would itself be improper;
(ii)	to influence any official or public conduct or function to obtain or retain business or a business advantage relating to this Agreement or the transactions contemplated hereby; and / or
(iii)	where it is known or ought reasonably to have been known that the thing of value (or part thereof) would in turn be offered, promised or given to any other Person in any of the circumstances described above.
(b)	Each Party must ensure that neither it nor any of its personnel or Related Entities directly or indirectly accept any payment or gift or other advantage that contravenes any applicable Anti-Corruption Legislation in relation to this Agreement, and represents and warrants that the funds used to purchase the Product do not originate from the proceeds of criminal activities.
(c)	A Party will advise the other Party in the event it or any of its personnel or Related Entities are subject to a formal investigation, proceeding, conviction or written notice relating to the circumstances described in Article XXIII.C.(a) or (b) above, to the extent legally permissible.
(d)	A Party shall indemnify the other Party against any loss or claim arising as a result of any breach by the such Party of this Article XXIII.

ARTICLE XXIV. DEFINITIONS

“Anti-Corruption Legislation” means the legislation of any applicable jurisdiction which regulates anti-bribery, the prohibition of corrupt practices and other related matters.

“Person” means any natural person, corporate or unincorporated body (whether or not having separate legal personality), individual, corporation, partnership, limited liability company or similar entity.

“Related Entity” means an entity which controls, is controlled by or under common control with, whether directly or indirectly, a Party; “control” for the purposes of this clause includes holding 50% or more voting rights, having the right to appoint or remove a majority of members of the board of directors (or an equivalent decision-making body) or otherwise control the composition of or voting at the meeting of the board of directors (or an equivalent decision-making body); “entity” for the purposes of this clause includes any corporation, incorporated or unincorporated joint venture, association or trust.

“Restricted Party” means any person or entity that is the target of Sanctions, including (a) any person, entity or vessel identified in any list of designated persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control or other U.S. or non-U.S. government entity under its Sanctions; (b) any person or entity resident or organised in any country or territory that is the target of comprehensive Sanctions (currently Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine and subject to change in the Sanctions); or (c) any person 50% or more owned (individually or in the aggregate) or controlled by a Restricted Party or someone acting on behalf of a Restricted Party.

“Rio Tinto Business Standards” means the policies that govern the expected corporate conduct of the Rio Tinto Group and which includes the documents entitled The Way We Work and the Business Integrity Standard which are the Policies & Standards page on the www.riotinto.com website at https://www.riotinto.com/sustainability/policies.

“Rio Tinto Group” means Rio Tinto Limited (ABN 96 004 458 404), Rio Tinto plc (UK company no. 719885) and their respective Related Entities.

[Signatures Omitted.]